UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2026

LIMBACH HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36541	46-5399422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5102 W Laurel Street, Suite 700, Tampa, Florida 33607
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 359-2100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	LMB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement
Limbach Facility Services LLC (the “Company”), a wholly owned subsidiary of Limbach Holdings, Inc. (“LHI”), Limbach Holdings LLC, a wholly owned subsidiary of LHI, and certain of LHI's other subsidiaries as guarantor loan parties, entered into a Credit Agreement, dated as of September 9, 2026, with PNC Bank, National Association (“PNC”), as administrative agent, swingline lender and issuing lender, and the lenders party thereto (the “PNC Credit Agreement”). The PNC Credit Agreement matures on September 9, 2031. The PNC Credit Agreement replaces the Company's existing credit facility with Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation.
The PNC Credit Agreement provides for a credit facility in an aggregate amount of up to $300.0 million (the “PNC Credit Facility”), consisting of (i) a revolving credit facility with an aggregate principal amount of $200.0 million, including a $20.0 million swingline loan subfacility and a $25.0 million letter of credit subfacility; (ii) a $50.0 million term loan facility; and (iii) a $50.0 million delayed draw term loan facility. The PNC Credit Agreement also provides the Company with the ability to request incremental term loan, delayed draw term loan and/or revolving credit commitments in an aggregate amount up to the greater of $150.0 million and 100% of Consolidated EBITDA (as defined in the PNC Credit Agreement), subject to certain conditions and the receipt of commitments from existing or new lenders.
Loans under the PNC Credit Facility bear interest, at the Company’s election, at either (i) the Base Rate (as defined in the PNC Credit Agreement) plus an applicable margin ranging from 0.50% to 1.50% per annum, or (ii) the Term SOFR Rate (as defined in the PNC Credit Agreement) plus an applicable margin ranging from 1.50% to 2.50% per annum. Swingline loans bear interest at Daily SOFR (as defined within the PNC Credit Agreement) plus the applicable margin ranging from 1.50% to 2.50% per annum. The Company is also required to pay a commitment fee ranging from 0.20% to 0.35% per annum on the average daily unused portion of the revolving commitments and delayed draw term loan commitments. The applicable margin or rate, as applicable, for each of the foregoing is determined by reference to the Company's Consolidated Net Leverage Ratio (as defined in the PNC Credit Agreement).
The term loan facility and the delayed draw term loan facility amortize in quarterly principal installments commencing on December 31, 2026, with the remaining outstanding principal due at maturity. Scheduled installments are subject to reduction by mandatory and voluntary prepayments in accordance with the PNC Credit Agreement.
The obligations under the PNC Credit Agreement are guaranteed by certain subsidiaries of LHI as described above and are secured by substantially all assets of the Company and the guarantors, subject to customary exceptions.
The PNC Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, insolvency events and change of control events. The negative covenants include, among other things, limitations on indebtedness, liens, investments, acquisitions, asset sales, dividends and other restricted payments, affiliate transactions and certain fundamental changes.
In addition, the Company is required to maintain a maximum Consolidated Net Leverage Ratio of 3.00 to 1.00 and a minimum Consolidated Fixed Charge Coverage Ratio (as defined in the PNC Credit Agreement) of 1.15 to 1.00, each tested quarterly on a trailing four-quarter basis. The maximum Consolidated Net Leverage Ratio may be increased to 3.50 to 1.00 for a period of four consecutive fiscal quarters in connection with certain qualifying acquisitions.
The foregoing descriptions of the PNC Credit Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the PNC Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
The PNC Credit Agreement is being filed solely to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in the PNC Credit Agreement were made solely for purposes of that agreement and as of specified dates, were solely for the benefit of the parties thereto, may have been made for the purpose of allocating contractual risk among the parties rather than establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the PNC Credit Agreement, and subsequent information may or may not be fully reflected in the Company's public disclosures.

Item 1.02	Termination of a Material Definitive Agreement.
In connection with the entry into the PNC Credit Agreement described under Item 1.01 above, on September 9, 2026, the Company terminated the credit facilities provided under the Second Amended and Restated Credit Agreement as amended by the Third Amendment, dated July 24, 2026 (the “Wintrust Credit Agreement”), among the Company, Limbach Holdings LLC, certain other loan parties thereto, Wheaton Bank & Trust Company, N.A. (“Wheaton”), a subsidiary of Wintrust Financial Corporation (“Wintrust”), as administrative agent, and the other lenders party thereto. The Wintrust Credit Agreement provided for a $125.0 million revolving credit facility. No early termination penalties, prepayment fees or other material fees were incurred in connection with the termination. The Company repaid all outstanding obligations under the Wintrust Credit Agreement, including approximately $118.1 million of principal indebtedness, using proceeds from the PNC Credit Facility.
In connection with the closing of the PNC Credit Agreement and the termination of the Wintrust Credit Agreement, a number of letters of credit with a face amount totaling approximately $7.0 million that were issued under the Wintrust Credit Agreement (the “Existing Letters of Credit”) will remain in place and outstanding until their expiration (the latest of which will expire by its terms in April 2027). When these Existing Letters of Credit expire they would be replaced with letters of credit issued under the PNC Credit Agreement. Until such replacement, the Company is required to maintain cash collateral with Wheaton to support any reimbursement obligations that may arise under such Existing Letters of Credit, which cash collateral would be released to the Company upon the termination of the Existing Letters of Credit, which will occur upon their replacement with letters of credit under the PNC Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1*
Credit Agreement, dated as of September 9, 2026, by and among Limbach Facility Services LLC, Limbach Holdings, Inc., Limbach Holdings LLC, the other guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent, swingline loan lender and issuing lender and PNC Capital Markets LLC, Flagstar Bank, National Association, and BMO Bank National Association, as joint lead arrangers and joint bookrunners, and First National Bank of Pennsylvania as documentation agent.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)
*    Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits to the United States Securities and Exchange Commission upon its request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMBACH HOLDINGS, INC.

By:	/s/ Jayme L. Brooks
Name: Jayme L. Brooks
Title: Executive Vice President and Chief Financial Officer

Dated: September 9, 2026